Exhibit 99.1

Contact: Kevin J. Jacobs 240.744.5212

NEWS RELEASE

HOST HOTELS & RESORTS ANNOUNCES PROPOSED PRIVATE OFFERING OF $550 MILLION OF EXCHANGEABLE SENIOR DEBENTURES

Bethesda, MD, March 19, 2007 - Host Hotels & Resorts, Inc. (NYSE:HST) today announced that Host Hotels & Resorts, L.P., for whom the Company acts as sole general partner, is proposing to offer in a private placement $550 million of exchangeable senior debentures due 2027, subject to market conditions. An additional $50 million of debentures may be offered if the initial purchasers exercise their right to acquire additional debentures in connection with the offering. As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering. The debentures will be exchangeable upon the occurrence of certain events into cash up to the principal amount of the debentures exchanged and cash, shares of Host Hotels & Resorts, Inc. common stock or cash and shares, at the Company’s option, with respect to any additional proceeds due to holders of the debentures, if applicable.

The net proceeds of the offering are expected to be used to repay mortgage debt and for general corporate purposes.

The debentures to be offered and the underlying common stock have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

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